Exhibit 99.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is effective as of August 9, 2013, and is by and between Vicis Capital Master Fund (“Seller”) and GP Investment Holdings, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Seller is the record and beneficial owner of 8,942,805 shares of common stock, par value $0.0001 per share, and 95 shares of Series B-1 Preferred Stock, par value $0.0001 per share (collectively, the “Shares”) of Glowpoint, Inc., a Delaware corporation (the “Company”);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Shares, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Purchase and Sale of the Shares.  On and subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, Seller hereby sells, assigns, transfers and conveys (“Transfers”) to Purchaser, and Purchaser hereby purchases from Seller, Seller’s right, title and interest in and to the Shares, free and clear of all liens.

2.           Purchase Price.  At the Closing, in consideration of the Transfer by Seller to Purchaser of the Shares, Purchaser shall pay to Seller $7,500,000 (the “Purchase Price”) by wire transfer of immediately available funds.

3.           Closing; Deliveries.

(a)           Closing.  The execution and delivery of this Agreement by the parties hereto, and the closing of the sale and purchase of the Shares (the “Closing”), took place simultaneously at the offices of Norton Rose Fulbright located at 1301 McKinney, Suite 5100, Houston, Texas 77010.

(b)           Seller Deliveries.  At the Closing, Seller will deliver or cause to be delivered to Purchaser:

(i)           original stock certificates representing the Shares, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer;

(ii)          a release of the Company in a form reasonably acceptable to Purchaser, duly executed by or on behalf of Seller; and

(iii)         such other documents and instruments as may be reasonably required by Purchaser to consummate the transactions contemplated hereby and to comply with the terms hereof.

(c)          Purchaser Deliveries.  At the Closing, Purchaser will deliver or cause to be delivered to Seller:

(i)           the Purchase Price by wire transfer of immediately available funds to an account designated by Seller in writing prior to the Closing; and

(ii)          such other documents and instruments as may be reasonably required by Seller to consummate the transactions contemplated hereby and to comply with the terms hereof.

4.           Seller Representations and Warranties.  Seller represents and warrants to Purchaser as of the Closing as follows:

(a)           Seller is the sole record and beneficial owner of, and has good, valid and indefeasible title to, the Shares, free and clear of any and all covenants, conditions, voting trust arrangements, liens, security interests, encumbrances or restrictions on transfer (other than restrictions on transfer noted on the certificates evidencing said Shares and restrictions on transfer under state or federal securities laws) charges, and adverse claims or rights whatsoever.

(b)           Upon transfer of the Shares to Purchaser pursuant to the terms hereof, Purchaser will acquire all rights of Seller in, and good, valid and indefeasible title to, such Shares, free and clear of any and all covenants, conditions, voting trust arrangements, liens, security interests, encumbrances or restrictions on transfer (other than restrictions on transfer noted on the certificates evidencing said Shares and restrictions on transfer under state or federal securities laws) charges, and adverse claims or rights whatsoever.

(c)           There are no restrictions on Seller’s right to transfer the Shares to Purchaser pursuant to this Agreement, other than those imposed by applicable federal and state securities laws.

(d)           Seller has the full right, corporate power and authority to enter into, execute and deliver this Agreement, and to transfer, convey and sell to Purchaser at the Closing the Shares and otherwise to perform fully its obligations hereunder.  Seller has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of Seller’s obligations hereunder and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, receivership, or similar laws or judicial decisions now or hereafter in effect relating to, limiting, or affecting the rights of creditors generally or by general principles of equity.

(e)           The execution and delivery of this Agreement by Seller and the performance of Seller’s obligations under this Agreement will not (i) result in any conflict with the organizational documents of Seller, (ii) require any filing with or permit, consent or approval of, or the giving of any notice to, any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or governmental authority, (iii) result in the creation or imposition of any lien on any properties or assets of Seller, including the Shares or (iv) result in any breach or violation of or default under (1) any law, statute, regulation, judgment, order, decree or permit applicable to Seller or the Shares, including, but not limited to, any state or federal securities laws, or (2) any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Seller is a party or by which Seller or any of its properties or assets are bound.

(f)           Seller does not hold any option, warrant, purchase right, subscription right, conversion right, exchange right or other right, commitment, contract or agreement of any character (other than this Agreement) relating to the Shares or that could require Seller or, after the Closing, Purchaser, to sell, transfer or otherwise dispose of any Shares.  Seller is not party to or bound by any voting trust, proxy or other agreement or understanding with respect to the voting, distribution rights or transfer of any Shares.

(g)           There is no claim, action, suit, proceeding or, to the knowledge of Seller, investigation, pending or, to the knowledge of Seller, threatened, against Seller or any of its affiliates by or before any court or governmental entity or third party that (i) questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, or (ii) seeks to prohibit or enjoin the consummation of the transactions contemplated hereby.

Stock Purchase Agreement

(h)           Seller has not entered into any contract, agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated hereby, other than Seller’s fee arrangement with Houlihan Lokey, the payment for which Seller will be solely responsible.

(i)           Seller has knowledge, skill and experience in financial, business and investment matters relating to transactions of this type and is capable of evaluating the merits and risks of the sale of the Shares and protecting Seller’s interest in connection with the sale of the Shares.

5.           Purchaser Representations and Warranties.  Purchaser represents and warrants to Seller as of the Closing follows:

(a)           Purchaser has the full right, power and authority to enter into, execute and deliver this Agreement, and to purchase the Shares and otherwise to perform fully Purchaser’s obligations hereunder.  Purchaser has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of Purchaser’s obligations hereunder and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, receivership, or similar laws or judicial decisions now or hereafter in effect relating to, limiting, or affecting the rights of creditors generally or by general principles of equity.

(b)           The execution and delivery of this Agreement by Purchaser and the performance of Purchaser’s obligations under this Agreement will not result in (i) any conflict with the organizational documents of Purchaser or (ii) any breach or violation of or default under (1) any law, statute, regulation, judgment, order, decree or permit applicable to Purchaser or (2) any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound.

(c)           Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).

(d)           Purchaser is acquiring the Shares solely for Purchaser’s own account for investment and not with a view to or for sale or distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof.  The entire legal and beneficial interest of the Shares that Purchaser is acquiring hereunder is being acquired for, and will be held for the account of, Purchaser only and neither in whole nor in part for any other person.

(e)           Purchaser has heretofore received all information as Purchaser deems necessary and appropriate to enable Purchaser to evaluate the financial risk inherent in making an investment in the Shares and Purchaser has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

Stock Purchase Agreement

(f)           Purchaser realizes that Purchaser’s acquisition of the Shares will be a highly speculative investment and that Purchaser is able to hold the Shares for an indefinite period of time and to suffer a complete loss on Purchaser’s investment.

(g)           Purchaser understands that Purchaser may not transfer the Shares acquired by Purchaser unless the Shares are registered under the Securities Act or unless an exemption from such registration requirements is available.  Purchaser understands that only the Company may file a registration statement with the Securities and Exchange Commission under the Securities Act and that the Company is under no obligation to do so with respect to the Shares.  Purchaser has also been advised that exemptions from registration may not be available or may not permit Purchaser to transfer or resell all or any of the Shares in the amounts or at the times proposed by Purchaser.

(h)           Purchaser has not entered into any contract, agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

Purchaser is making no representations or warranties, express or implied, of any nature whatsoever in connection with the transactions contemplated by this Agreement except as specifically set forth in this Section 5, and no other statements, documents or communications that may be made or provided, or may have been made or provided, shall be deemed to be a representation or warranty of Purchaser for any purpose with respect to the transactions contemplated hereby.

6.           Non-Public Information. Each of the Purchaser and Seller acknowledges that the other party may be in possession of material non-public information about the Company and that it wishes to proceed with the transactions contemplated hereby notwithstanding such possibility.  Each of the Purchaser and the Seller acknowledges that it has requested that the other party hereto not share any such material non-public information, if such other party has any, with it.  Each such party hereto acknowledges that it has reached its own investment decision with respect to the transactions contemplated hereby and waives any claims it may have against the other party for nondisclosure of any material non-public information which such other party may have.

7.           Indemnification; Limitations on Liability.

(a)           Seller hereby agrees to indemnify, defend and hold Purchaser, its officers, directors, employees, affiliates, managers, members, representatives and agents (and their respective officers, directors, employees, affiliates, managers, members, stockholders and agents)  harmless from and in respect of any and all losses, damages, claims, liabilities, obligations, suits, actions, fees, taxes, penalties, costs and expenses of any nature whatsoever (including, without limitation, costs of investigation, travel expenses, value of time expended by personnel and fees and expenses of attorneys, accountants, consultants, expert witnesses and other witnesses) (collectively, “Losses”), that any of them may incur arising out of, in connection with, relating to or caused by any breach of, (i) any representation or warranty made by or with respect to Seller contained in Section 4 of this Agreement, and (ii) any covenant, undertaking or other agreement of Seller contained in this Agreement.

(b)           Purchaser hereby agrees to indemnify, defend and hold Seller, its officers, directors, employees, affiliates, managers, members, representatives and agents (and their respective officers, directors, employees, affiliates, managers, members, stockholders and agents) harmless from and in respect of any and all Losses that any of them may incur arising out of, in connection with, relating to or caused by any breach of, (i) any representation or warranty made by or with respect to Purchaser contained in Section 5 of this Agreement, and (ii) any covenant, undertaking or other agreement of Purchaser contained in this Agreement.

Stock Purchase Agreement

(c)           NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND PURCHASER AGREE THAT THE RECOVERY BY A PARTY OF ANY LOSS SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT IN THE CASE OF FRAUD, SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY BE ENTITLED TO RECOVER FROM ANY OTHER PARTY, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY, REMOTE, SPECULATIVE OR PUNITIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OF BUSINESS INTERRUPTION); PROVIDED THAT ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY, REMOTE, SPECULATIVE OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY FROM A PARTY ENTITLED TO INDEMNIFICATION UNDER THIS SECTION 7 SHALL BE INCLUDED IN THE LOSSES RECOVERABLE BY SUCH INDEMNIFIED PARTY HEREUNDER.

8.           Further Assurances.  From time to time, as and when requested by any party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

9.           Miscellaneous.

(a)           Governing Law.  This Agreement and the legal relations among the parties hereto with respect hereto shall be governed by and construed in accordance with the domestic laws of the State of New York without regard or giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than such state.

(b)           Survival.  The representations and warranties contained in Sections 4 and 5  hereof are made as of the date hereof only but shall survive the execution and delivery of this Agreement and the sale of the Shares indefinitely. The covenants of the parties hereto shall survive the Closing indefinitely.

(c)           Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

(d)           Entire Agreement.  This Agreement embodies the entire understanding and agreement among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

(e)           Notices.  All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or one (1) business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below or to such other address or addresses as any such party may from time to time designate as to itself by like notice:

Stock Purchase Agreement

If to Purchaser to:

Brian Pessin
310 E. 75th Street, Apt 2A
New York, NY 10021

and

Sandra and Norman Pessin JTWROS
400 E. 51st Street, PH 31
New York, NY 10022

and

c/o Main Street Capital Corporation
1300 Post Oak Boulevard
Suite 800
Houston, Texas 77056
Email: rshuford@mainstcapital.com
Fax: 713-350-6042
Attention: Robert Shuford

with a copy to:

Norton Rose Fulbright
1301 McKinney, Suite 5100
Houston, Texas 77010
Email: erhyne@fulbright.com
Fax:  713-651-5246
Attention:  Edward Rhyne

If to Seller, to:

Vicis Capital Master Fund
c/o Vicis Capital, LLC
445 Park Avenue, Suite 1043
New York, NY 10022
Attention: Shad Stastney

                                                with a copy to:

Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Hoyt Stastney

(f)           Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Stock Purchase Agreement

(g)           Waivers and Amendments.    This Agreement may be amended, or any provision of this Agreement may be waived, only by a writing signed by the parties hereto.

(h)           Transaction Expenses.  Except as otherwise provided herein, each party will bear and pay its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Seller shall be responsible for any and all transfer, sales, use, value added, excise, filing, recording, documentary, stamp or other similar taxes applicable to, imposed upon or arising out of the sale of the Shares contemplated hereby (“Transfer Taxes”).  Seller shall prepare tax returns and other documentation relating to Transfer Taxes and, after giving Purchaser a reasonable opportunity to review and propose changes to such tax returns, cause such tax returns to be timely filed.

(i)           Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa.  All references to Sections refer to sections of this Agreement.  The word “includes” or “including” means “including, but not limited to,” unless the context otherwise requires.  The words “shall” and “will” are used interchangeably and have the same meaning.  The words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section in which such words appear.  If a word or phrase is defined, its other grammatical forms have a corresponding meaning.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.  The language used in this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against any party.  A defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined.  The word “or” shall have the inclusive meaning represented by the phrase “and/or” unless the context requires otherwise.

(j)           Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  A signature page to this Agreement or any other document prepared in connection with the transactions contemplated by this Agreement which contains a copy of a party’s signature and which is sent by such party or its agent with the apparent intention (as reasonably evidenced by the actions of such party or its agent) that it constitute such party’s execution and delivery of this Agreement or such other document, including a document sent by facsimile transmission or by email in portable document format (pdf), shall have the same effect as if such party had executed and delivered an original of this Agreement or such other document.  Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

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Stock Purchase Agreement

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement effective as of the date first written above.

Seller:

VICIS CAPITAL MASTER FUND
By: Vicis Capital, LLC, its investment advisor

By:	/s/ Keith Hughes
Name:	Keith Hughes
Title:	Chief Financial Officer

Purchaser:

GP INVESTMENT HOLDINGS, LLC

By:	/s/ Robert M. Shuford
Name:	Robert M. Shuford
Title:	Chief Executive Officer

Signature Page to Stock Purchase Agreement